Exhibit 23.1

KPMG LLP

PO Box 10426 777 Dunsmuir Street

Vancouver BC V7Y 1K3

Canada

Telephone (604) 691-3000

Fax (604) 691-3031

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Unitholders of

Teekay LNG Partners L.P.

We consent to the use of:

(a)

our audit reports dated April 9, 2020, with respect to the consolidated balance sheets of Teekay LNG Partners L.P. and subsidiaries (the “Partnership”) as of December 31, 2019 and 2018, the related consolidated statements of income, comprehensive income, cash flows, and changes in total equity for each of the years in the three-year period ended December 31, 2019, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2019. Our report refers to a change in accounting policies as of January 1, 2018 due to the adoption of ASU 2014-09 Revenue from Contracts with Customers, and a change in accounting policies as of January 1, 2019 due to the adoption of ASU 2016-02 Leases and ASU 2017-12 Derivatives and Hedging – Targeted Improvements to Accounting for Hedging Activities; and

(b)

our audit report dated March 4, 2020, with respect to the consolidated balance sheet of TC LNG Shipping L.L.C. and its subsidiaries (the “Company”) as of December 31, 2019, the related consolidated statements of income (loss) and comprehensive income (loss), shareholders’ equity, and cash flows for the year ended December 31, 2019, and related notes. Our report refers to the Company adopting new accounting guidance, including ASU 2016-02 – Leases (Topic 842), ASU 2019-01 – Leases, and ASU 2017-12 – Derivatives and Hedging – Targeted Improvements to Accounting for Hedging Activities in 2019;

which reports appear in the December 31, 2019 Annual Report on Form 20-F of the Partnership, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Chartered Professional Accountants

Vancouver, Canada

May 15, 2020